Exhibit 99.1

Calgon Carbon Announces Third Quarter Results

  Q3 2014 Results versus Q3 2013 Results
    Gross Margin (before depreciation and amortization) increased to 34.6% versus 33.3%
    Income from operations increased 5.6%
    Fully Diluted EPS increased 4.5% to $0.23

PITTSBURGH--(BUSINESS WIRE)--November 5, 2014--Calgon Carbon Corporation (NYSE: CCC) reported results for the third quarter ended September 30, 2014.

For the third quarter of 2014, the company reported income from operations of $18.9 million as compared to $17.9 for the third quarter of 2013, an increase of 5.6%. Net income for the third quarter of 2014 was $12.2 million versus $11.9 million for the third quarter of 2013. On a fully diluted basis, net income per common share for the third quarter of 2014 was $0.23 versus $0.22 for the comparable period of 2013.

Net sales for the third quarter of 2014 were $137.7 million versus third quarter 2013 sales of $139.4 million, a decrease of 1.2%. Currency translation had a $0.6 million positive impact on sales for the third quarter of 2014 due to the stronger British pound sterling.

For the third quarter of 2014, sales of Activated Carbon and Service increased by 1.1% as compared to the third quarter of 2013. The increase was due to higher demand for activated carbon in the industrial process and environmental water treatment markets.

Equipment sales for the third quarter of 2014 declined by 19.5% versus the third quarter of 2013 due to lower sales of carbon adsorption equipment and traditional UV systems. This was partially offset by higher sales of ballast water treatment systems. Third quarter 2014 Consumer sales (activated carbon cloth) declined by $0.4 million, or 13.8%, over the comparable period of 2013.

For the third quarter of 2014, net sales less the cost of products sold (excluding depreciation and amortization) as a percentage of net sales was 34.6%, versus 33.3% for the third quarter of 2013. Positive impacts from the company’s global cost improvement program and higher pricing for certain activated carbon products and services accounted for the increase.

Selling, administrative and research expenses for the third quarter of 2014 were $21.2 million, as compared to $21.0 million for the third quarter of 2013. The slight increase was attributable to the company’s SAP re-implementation program which was partially offset by ongoing expense control efforts.

Net sales for the nine months ended September 30, 2014 were essentially comparable to net sales for the nine months ended September 30, 2013. Currency translation had a $1.8 million positive effect on sales for the nine months ended September 30, 2014, primarily due to the stronger euro and British pound sterling, partially offset by the weak yen.

Income from operations for the nine months ended September 30, 2014 was $55.8 million as compared to $53.1 million for nine months ended September 30, 2013. Net income for the nine months ended September 30, 2014, was $37.2 million versus $34.7 million for the comparable period of 2013.

Fully diluted net income per common share for the nine months ended September 30, 2014, was $0.69 as compared to $0.64 for the comparable period of 2013.

Commenting on the results, Randy Dearth, Calgon Carbon’s Chairman and Chief Executive Officer, said, “We had a solid third quarter. Due to our ongoing efforts, gross margin percentage, a very important metric for our business, has improved sequentially in seven of the last eight quarters from 27.3% to 34.6% for the third quarter of 2014.”

“Contributing to the increase in gross margin in the third quarter was the positive effect of our global cost improvement program, which included lower coal costs -- the result of two five-year coal contracts that we negotiated in December 2013. I am pleased to report that we are on track to realize our goal of $40 million in annual savings, beginning in 2016.”

“With margins expanding and operating expenses under control, we are placing more emphasis on sales to ensure sustained top line growth going forward. Our optimism is based on recent contract awards, including an agreement announced last week to supply 7.2 million pounds of granular activated carbon to a municipality in Korea for drinking water treatment. This is the second contract secured by Calgon Carbon in 2014 for a multi-million pound initial fill in Korea.”

“We are also encouraged by discussions with electric utilities that have tested or are planning to test our advanced products for mercury removal. We expect to secure contracts in that market in the fourth quarter, and we are confident that we will have sufficient carbon to meet growing demand in both traditional and emerging markets.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net Sales	$137,699	$139,375	$414,463	$414,847

Cost of Products Sold (Excluding Depreciation and Amortization)	90,106	93,001	272,822	279,473

Depreciation and Amortization	7,570	7,347	22,124	21,399

Selling, Administrative & Research	21,182	20,976	63,975	60,755

Restructuring	(27)	(87)	(252)	(129)

Environmental and Litigation	-	266	-	266

	118,831	121,503	358,669	361,764

Income from Operations	18,868	17,872	55,794	53,083

Interest Expense - Net	(17)	(119)	(140)	(289)

Other Expense - Net	(401)	(395)	(1,329)	(1,564)

Income Before Income Tax Provision	18,450	17,358	54,325	51,230

Income Tax Provision	6,226	5,473	17,089	16,561

Net Income	$12,224	$11,885	$37,236	$34,669

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	(9,207)	4,551	(8,112)	(967)
Pension Benefits	503	425	825	1,759
Derivatives	665	(391)	246	168

Comprehensive Income	$4,185	$16,470	$30,195	$35,629

Net Income per Common Share
Basic	$.23	$.22	$.70	$.64
Diluted	$.23	$.22	$.69	$.64

Weighted Average Shares
Outstanding (Thousands)
Basic	52,857	53,900	53,133	53,774
Diluted	53,759	54,764	54,039	54,506

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	3Q14	3Q13	YTD 2014	YTD 2013

Activated Carbon and Service	124,372	$123,027	372,043	$365,933
Equipment	10,803	13,419	33,107	41,629
Consumer	2,524	2,929	9,313	7,285

Net Sales	$137,699	$139,375	$414,463	$414,847

Segment
Operating Income (loss)*	3Q14	3Q13	YTD 2014	YTD 2013

Activated Carbon and Service	26,752	$24,951	78,021	$73,556
Equipment	(783)	(628)	(2,399)	(859)
Consumer	442	809	2,044	1,656

Income from Operations *	$26,411	$25,132	$77,666	$74,353

*Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2014	2013

Assets

Current assets:

Cash and cash equivalents	$41,973	$32,942

Receivables	96,339	96,996

Inventories	104,227	109,517

Other current assets	36,795	41,995

Total current assets	279,334	281,450

Property, plant and equipment, net	279,753	266,849

Other assets	40,335	41,779

Total assets	$599,422	$590,078

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$913	$2,172

Current portion of long-term debt	152	-

Other current liabilities	72,414	80,024

Total current liabilities	73,479	82,196

Long-term debt	53,108	32,114

Other liabilities	52,519	59,263

Total liabilities	179,106	173,573

Total shareholders' equity	420,316	416,505

Total liabilities and shareholders' equity	$599,422	$590,078

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, Vice President – Investor Relations, 412-787-6795
ggerono@calgoncarbon-us.com